Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

On April 22, 2013, Parker Drilling Company (“Parker Drilling”) and two of its wholly-owned subsidiaries, Parker Drilling Offshore Corporation (“Parker Offshore”) and PD International Holdings C.V. (“PD International” and, together with Parker Drilling and Parker Offshore, the “Parker Parties”), entered into a Sale and Purchase Agreement (the “Agreement”) with ITS Tubular Services (Holdings) Limited (“ITS Holdings”), a company organized under the laws of Scotland and in administration proceedings under the laws thereof (the “Seller”), Ian David Green, John Bruce Cartwright and Graham Douglas Frost, each of PricewaterhouseCoopers LLP, as joint administrators of the Seller, and ITS Holdings, Inc., an indirect subsidiary of the Seller. Pursuant to the Agreement, Parker Drilling acquired International Tubular Services Limited and certain of its affiliates (collectively, “ITS”) and other related assets held by the Seller (the “Acquisition”) for an initial purchase price of $101.0 million paid at the closing of the Acquisition. An additional $24.0 million was deposited into an escrow account, which will either be paid to the Seller as additional purchase price when certain consents are obtained or, in certain circumstances, released to either the Seller or the Parker Parties, as the case may be, in accordance with the Agreement. The Acquisition closed simultaneously with the execution of the Agreement. The following unaudited pro forma condensed consolidated financial information and related notes give effect to the Acquisition and related transactions and financing and should be read in conjunction with the quarterly condensed and historical annual consolidated financial information of Parker Drilling filed with the Securities and Exchange Commission on Form 10-Q for the Quarterly Period Ended March 31, 2013 and Form 10-K for the Year Ended December 31, 2012, as well as the historical annual financial information of ITS Holdings filed as Exhibit 99.1 to this Current Report, including the respective notes thereto. The unaudited pro forma condensed consolidated financial information gives effect to the Acquisition in accordance with the acquisition method of accounting. We believe all significant adjustments necessary to reflect the effects of the Acquisition and related transactions and financing have been made. Each of the adjustments is preliminary and is based on certain estimates and currently available information. The adjustments could, and will be modified as additional information becomes available, as estimates are refined or as additional events occur.

The unaudited pro forma condensed consolidated financial information does not reflect synergies expected from the combination of the two entities. Additionally, we cannot assure you that we will not incur charges in excess of those included in the pro forma total consideration related to the transactions or Parker Drilling’s efforts to achieve synergies and integrate the operations of the companies, or that management will be successful in its efforts to integrate the operations of the companies. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of what the actual consolidated financial position or results of operations of Parker Drilling and ITS would have been as of and for the periods presented, nor does it purport to represent the future consolidated financial position or results of operations of Parker Drilling and ITS.

Below is the unaudited pro forma condensed consolidated financial information and related notes thereto which give effect to the Acquisition and related transactions and financing. The following unaudited pro forma condensed consolidated financial information sets forth:

(i)

The historical financial information as of March 31, 2013 and for the three months then ended, as derived from the unaudited financial information of Parker Drilling and ITS Holdings, and the historical financial information for the year ended December 31, 2012, as derived from the audited financial statements of Parker Drilling and ITS Holdings;

(ii)

Adjustments to conform the presentation of ITS Holdings financial information to be consistent with that of Parker Drilling, including adjustments to conform to ITS Holdings’ historical presentation in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), to U.S. generally accepted accounting principles (“U.S. GAAP”);

(iii)	Adjustments to remove specific entities and geographical operations that were not acquired by Parker Drilling; and
(iv)

Pro forma adjustments giving effect to the Acquisition and related transactions and financing, as if such transactions had been completed as of March 31, 2013 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2012, the beginning of the earliest period presented, for purposes of the unaudited pro forma condensed consolidated statements of operations. The pro forma adjustments made are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results.

PARKER DRILLING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2013

(Dollars in Thousands)

	Parker Drilling Historical	ITS Holdings IFRS Historical	IFRS to U.S. GAAP Adjustments (1)		Adjustments for ITS Entities and Operations Not Acquired (2)	Pro Forma Adjustments (3)		Pro Forma Consolidated
Current assets:
Cash and cash equivalents	$83,687	$7,843	$-		$(2,028)	$(5,200)	6(b)	$84,302
Accounts and notes receivable, net	187,632	52,849	-		(3,768)	-		236,713
Rig materials and supplies	29,388	12,964	-		(2,877)	-		39,475
Deferred costs	3,775	-	-		-	-		3,775
Deferred income taxes	10,406	-	-		-	-		10,406
Other tax assets	37,810	-	-		-	-		37,810
Assets held for sale	11,526	14,072	-		(14,072)	-		11,526
Other current assets	12,689	2,163	-		(736)	-		14,116

Total current assets	376,913	89,891	-		(23,481)	(5,200)		438,123
Property, plant and equipment, net	784,795	121,925	-		(7,614)	(35,135)	6(a)	863,971
Investment in joint venture	-	4,023	-		-	-		4,023
Deferred income taxes	99,898	6,186	-		254	(28)	6(a)	106,310
Goodwill	-	5,805	665	3(a)	-	(6,470)	6(a)	-
Intangible assets	-	-	-		-	10,200	6(a)	10,200
Other noncurrent assets	18,483	2,677	1,144	3(b)	(1,729)	5,200	6(b)	25,775

Total assets	$1,280,089	$230,507	$1,809		$(32,570)	$(31,433)		$1,448,402

Current liabilities:
Current portion of long-term debt	$10,000	$180,937	$327	3(b)	$(181,264)	$-		$10,000
Accounts payable and accrued liabilities	156,650	79,652	(249)	3(d)	(45,254)	10,000	6(c)	200,799
Accrued income taxes	5,414	1,529	-		(179)	-		6,764
A Ordinary shares	-	57,395	(57,395)	3(c)	-	-		-

Total current liabilities	172,064	319,513	(57,317)		(226,697)	10,000		217,563
Long-term debt	466,449	-	-		-	125,000	6(b)	591,449
Other long-term liabilities	22,756	170	-		-	620	6(a)	23,546
Long-term deferred tax liability	25,507	4,768	-		(2,103)	-		28,172

Total liabilities	686,776	324,451	(57,317)		(228,800)	135,620		860,730

A Ordinary shares	-	-	56,915	3(c)	(56,915)	-		-
Stockholders’ equity:
Share capital		2	-		(2)	-		-
Share premium and other reserves		1,307	-		(1,307)	-		-
Currency translation reserve		(16,329)	-		16,329	-		-
Common stock	19,902	-	-		-	-		19,902
Capital in excess of par value	648,241	8,512	(7,788)	3(c)	(724)	-		648,241
Accumulated deficit	(74,039)	(91,050)	9,999	3(h)	238,849	(167,798)	6(c)(d)	(84,039)

Total controlling interest stockholders’ equity	594,104	(97,558)	2,211		253,145	(167,798)		584,104
Noncontrolling interest	(791)	3,614	-		-	745	6(a)	3,568

Total equity	593,313	(93,944)	2,211		253,145	(167,053)		587,672

Total liabilities and stockholders’ equity	$1,280,089	$230,507	$1,809		$(32,570)	$(31,433)		$1,448,402

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed consolidated balance sheet.

(1)	See note 3 in the accompanying notes for discussion of adjustments related to conversion of IFRS to U.S. GAAP
(2)	See note 4 in the accompanying notes for discussion of adjustments related to ITS entities and operations not acquired
(3)	See note 6 in the accompanying notes for discussion of pro forma adjustments

PARKER DRILLING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(Dollars in Thousands, Except Per Share and Weighted Average Shares Outstanding)

	Parker Drilling Historical	ITS Holdings IFRS Historical	IFRS to U.S. GAAP Adjustments (1)		Adjustments for ITS Entities and Operations Not Acquired (2)	Pro Forma Adjustments (3)		Pro Forma Consolidated
Revenues	$677,982	$137,903	$174	3(e)	$(21,198)	$-		$794,861
Expenses:
Operating expenses	414,064	130,544	174	3(e)	(16,268)	-		528,514
Depreciation and amortization	113,017	25,415	(647)	3(f)	(3,742)	(8,609)	6(f)(g)	125,434

	527,081	155,959	(473)		(20,010)	(8,609)		653,958

Total operating gross margin	150,901	(18,056)	647		(1,188)	8,609		140,913

General and administration expense	(46,052)	-	-		-	-		(46,052)
Impairments and restructuring charges	-	(47,352)	1,841	3(d)(f)	18,509	-		(27,002)
Gain (loss) on disposition of assets, net	1,974	(1,134)	-		945	-		1,785

Total operating income (loss)	106,823	(66,542)	2,488		18,266	8,609		69,644

Other income and (expense):

Interest expense, net	(33,389)	(27,834)	11,207	3(i)	16,006	(9,011)	6(h)	(43,021)
Loss on extinguishment of debt	(2,130)	-	-		-	-		(2,130)
Change in fair value of derivative positions	55	3,494	-		(3,494)	-		55
Other	(382)	1,076	-		-	-		694

Total other income and (expense)	(35,846)	(23,264)	11,207		12,512	(9,011)		(44,402)

Income (loss) before income taxes	70,977	(89,806)	13,695		30,778	(402)		25,242
Income tax expense (benefit)	33,879	12,305	484	3(g)	(8,044)	(141)	6(i)	38,483

Income (loss) from continuing operations	$37,098	$(102,111)	$13,211		$38,822	$(261)		$(13,241)

Basic Earnings (loss) per share:	$0.32							$(0.13)	6(j)
Diluted Earnings (loss) per share:	$0.31							$(0.13)	6(j)

Weighted Average Shares Outstanding
Basic	117,721,135							117,721,135
Diluted	119,093,590							117,721,135

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed consolidated statements of operations.

(1)	See note 3 in the accompanying notes for discussion of adjustments related to conversion of IFRS to U.S. GAAP
(2)	See note 4 in the accompanying notes for discussion of adjustments related to ITS entities and operations not acquired
(3)	See note 6 in the accompanying notes for discussion of pro forma adjustments

PARKER DRILLING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(Dollars in Thousands, Except Per Share and Weighted Average Shares Outstanding)

	Parker Drilling Historical	ITS Holdings IFRS Historical	IFRS to U.S. GAAP Adjustments (1)		Adjustments for ITS Entities and Operations Not Acquired (2)	Pro Forma Adjustments (3)		Pro Forma Consolidated
Revenues	$167,155	$35,416	$-		$(2,600)	$-		$199,971
Expenses:
Operating expenses	117,046	34,488	-		(10,757)	-		140,777
Depreciation and amortization	29,512	5,350	-		(1,017)	(1,229)	6(f)(g)	32,616

	146,558	39,838	-		(11,774)	(1,229)		173,393

Total operating gross margin	20,597	(4,422)	-		9,174	1,229		26,578

General and administration expense	(12,883)	-	-		-	3,015	6(e)	(9,868)
Impairments and restructuring charges	-	(408)	(181)	3(d)	365	-		(224)
Gain (loss) on disposition of assets, net	1,148	(1,382)	-		1,275	-		1,041

Total operating income (loss)	8,862	(6,212)	(181)		10,814	4,244		17,527

Other income and (expense):
Interest expense, net	(9,947)	(4,205)	1,299	3(i)	2,438	(2,263)	6(h)	(12,678)
Change in fair value of derivative positions	37	-	-		-	-		37
Other	116	(1,749)	-		1,749	-		116

Total other income and (expense)	(9,794)	(5,954)	1,299		4,187	(2,263)		(12,525)

Income (loss) before income taxes	(932)	(12,166)	1,118		15,001	1,981		5,002
Income tax expense (benefit)	(1,504)	608	-		(114)	693	6(i)	(317)

Income (loss) from continuing operations	$572	$(12,774)	$1,118		$15,115	$1,288		$5,319

Basic Earnings per share:	$0.00							$0.05
Diluted Earnings per share:	$0.00							$0.05

Weighted Average Shares Outstanding
Basic	118,867,678							118,867,678
Diluted	120,072,574							120,072,574

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed consolidated statements of operations.

(1)	See note 3 in the accompanying notes for discussion of adjustments related to conversion of IFRS to U.S. GAAP
(2)	See note 4 in the accompanying notes for discussion of adjustments related to ITS entities and operations not acquired
(3)	See note 6 in the accompanying notes for discussion of pro forma adjustments

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial information presents the pro forma results of operations of Parker Drilling and ITS on a consolidated basis based on the historical financial information of each company after giving effect of the Acquisition and related transactions and financing. The unaudited pro forma condensed consolidated financial information was prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the acquisition method of accounting, and are based on the historical financial statements of Parker Drilling and ITS Holdings after giving effect to the consideration paid by Parker Drilling to consummate the Acquisition and related transactions and financing, as well as pro forma adjustments.

Financial Accounting Standards Board (“FASB”)’s Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date. In addition, the applicable accounting literature requires that consideration transferred be measured at the closing date of the asset acquisition, which may be different than the amount of consideration assumed in these unaudited pro forma condensed consolidated financial information.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of Parker Drilling. The results of operations of ITS will be reflected in the financial statements and reported results of operations of Parker Drilling from the date of acquisition but Parker Drilling’s financial statements will not be retroactively restated to reflect the historical financial position or results of operations of ITS.

The unaudited pro forma condensed consolidated balance sheet is presented “as if” the Acquisition had occurred on March 31, 2013. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012 and the three months ended March 31, 2013 are presented “as if” the Acquisition had occurred on January 1, 2012, representing the beginning of the earliest period presented.

Acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) and certain acquisition-related restructuring charges impacting ITS are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory, and valuation costs incurred by Parker Drilling in connection with the Acquisition are estimated to total approximately $13.0 million.

2. Accounting Policies and Presentation

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Parker Drilling. Certain reclassifications and adjustments have been made to ITS Holdings’ historical financial information presented herein to conform to Parker Drilling’s historical presentation.

The following are reconciliations of amounts presented in ITS Holdings’ consolidated income statement for the year ended December 31, 2012 (in thousands):

Cost of sales presented in ITS Holdings’ audited financial statements	$90,064
Reclassification adjustment to conform to Parker Drilling presentation:
To reclassify depreciation included in Cost of sales to Depreciation and amortization	(22,080)
To reclassify Administrative expenses to Operating expenses	62,560

Operating expenses pro forma presentation	$130,544

Amortisation of intangible assets presented in ITS Holdings’ audited financial statements	$1,247
Reclassification adjustment to conform to Parker Drilling presentation:
To reclassify depreciation included in Cost of Sales to Depreciation and amortization	22,080
To reclassify Administrative expenses to Depreciation and amortization	2,088

Depreciation and amortization pro forma presentation	$25,415

Administrative expenses presented in ITS Holdings’ audited financial statements	$64,889
Reclassification adjustment to conform to Parker Drilling presentation:
To reclassify Administrative expenses to Operating expenses	(62,560)
To reclassify Administrative expenses to Gain(loss) on disposition of assets, net	(241)
To reclassify Administrative expenses to Depreciation and amortization	(2,088)

General and administrative expense(1) pro forma presentation	$-

(1)

Parker Drilling’s general and administrative expenses represent corporate activities and other costs not allocated to operating expenses, or those costs and expenditures that directly support our products and services.

Loss on sale of fixed assets presented in ITS Holdings’ audited financial statements	$(893)
Reclassification adjustment to conform to Parker Drilling presentation:
To reclassify Administrative expenses to Gain(loss) on disposition of assets, net	(241)

Gain(loss)on disposition of assets, net pro forma presentation	$(1,134)

Share of profit in joint venture presented in ITS Holdings’ audited financial statements	$796
Reclassification adjustment to conform to Parker Drilling presentation:
To reclassify the tax expense portion of the Share of profit in joint venture to Income tax expense (benefit)	280

Other pro forma presentation	$1,076

Taxation presented in ITS Holdings’ audited financial statements	$12,025
Reclassification adjustment to conform to Parker Drilling presentation:
To reclassify the tax expense portion of the Share of profit in joint venture to Income tax expense (benefit)	280

Income tax expense (benefit) pro forma presentation	$12,305

3. Adjustments to ITS Holdings’ Financial Statements to Reconcile to U.S. GAAP

ITS Holdings’ financial statements were prepared in accordance with IFRS, as issued by IASB, which differ in certain respects from U.S. GAAP. Adjustments have been made with respect to the following items to reconcile ITS Holdings’ historical IFRS financial statements to U.S. GAAP for the purposes of the pro forma presentation. Significant adjustments include:

a.

Goodwill and Goodwill Impairment - ITS Holdings amortized goodwill pursuant to United Kingdom (UK) GAAP until their adoption of IFRS in 2007. Under U.S. GAAP, amortization of goodwill ceased June 2001.

As such, an adjustment amounting to $0.7 million has been recorded to Accumulated deficit to reverse the statement of operations effect of prior years’ amortization and the corresponding increase to goodwill on the balance sheet to reflect the U.S. GAAP treatment as if it had always been applied. See also 3(h) below.

b.

Deferred Financing Costs – Under IFRS, deferred financing costs are offset against debt as a discount, and amortized over the term of the debt. Under U.S. GAAP, deferred financing costs are recognized as a non-current asset. In addition, the amortization method applied by ITS Holdings differs from that of Parker Drilling – under IFRS, the effective interest method was applied, while under U.S. GAAP, the deferred financing costs relating to the ITS Holdings revolver, are amortized on a straight line basis.

As of March 31, 2013, an adjustment of approximately $1.0 million was made to adjust beginning Accumulated deficit and Other noncurrent assets for the difference in the amortization methods of financing costs. In addition, an adjustment of approximately $0.3 million was made to reclassify the financing costs recorded as a debt discount under IFRS to Other noncurrent assets under U.S. GAAP. For the three months ended March 31, 2013, the adjustment reflected for the difference in the amortization methods resulted in an increase to Interest expense and a corresponding decrease to Other noncurrent assets of approximately $0.2 million. Therefore, the net impact to Other noncurrent assets to record the adjustments to deferred financing costs as of March 31, 2013 under U.S. GAAP is approximately $1.1 million. This additional interest expense is reflected as an adjustment in the unaudited pro forma condensed consolidated statement of operations as an IFRS to U.S. GAAP adjustment. For the year ended December 31, 2012, the adjustment to reduce interest expense of $0.6 million has been made for the difference in amortization methods. See also reconciliation of interest expense and accumulated deficit at 3(h) and 3(i) below.

c.

A Ordinary Shares - ITS Holdings had issued a class of share capital, the A Ordinary shares, which carried an entitlement to a fixed cumulative preferential dividend and could have been redeemed at certain times at the option of the shareholder. Under IFRS, such shares were classified as a compound instrument at inception, recognizing both a debt and equity component to the instrument. Related financing costs were offset against the fair value of the debt, which was then amortized back to the redeemable value of the instrument. Any related dividends were treated as interest.

Under U.S. GAAP, such shares are classified as temporary equity (mezzanine debt). An adjustment has been made as of March 31, 2013 to record temporary equity for the original issuing price of the shares of $56.9 million, net of financing costs, in accordance with U.S. GAAP and eliminate the $57.4 million and $7.8 million, respectively, in current liabilities and equity which were recorded under IFRS.

Beginning accumulated deficit was reduced by $8.2 million as of December 31, 2012 due to differences in the treatment of the preferential dividend and the initial recognition of the share issuances.

Interest expense for the year ended December 31, 2012 and the three months ended March 31, 2013, was decreased by $10.6 million and $1.5 million, respectively, as the fixed cumulative preferential dividend is treated as a dividend under U.S. GAAP.

See also notes 3(h) and 3(i) for reconciliation of accumulated deficit and interest expense.

d.

Restructuring Provision – Under IFRS, a provision was made for certain restructuring costs relating to ITS Holdings winding down its business in Iran. Under U.S. GAAP, these costs are recognized in the period in which they are incurred as they do not meet the criteria to recognize a liability. For the year ended December 31, 2012, an entry has been made to reverse $0.4 million of restructuring liabilities previously recognized under IFRS. Of these costs, $0.2 million were incurred between January 1, 2013 and March 31, 2013 for which the adjustment is recorded in the unaudited pro forma condensed consolidated statement of operations as of March 31, 2013. Thus, for the three month period ended March 31, 2013, an adjustment in the unaudited pro forma condensed consolidated balance sheet was necessary to reverse only $0.2 million recognized under IFRS of restructuring liabilities.

e.

Revenue Recognition – Under U.S. GAAP, amounts billed to customers related to shipping and handling should be classified as revenue. Under IFRS, shipping and handling charges were recognized as a reduction of revenue. An adjustment of $0.2 million has been made to include such shipping and handling in revenue and include the related expense in operating expenses for the year ended December 31, 2012. The adjustment for the three months ended March 31, 2013 was not significant to the statement of operations, and therefore no pro forma adjustment was included.

f.

Research and Development Costs - ITS Holdings capitalized certain research and development (R&D) costs as intangible assets under IFRS, which under U.S. GAAP, would have been expensed. Under IFRS, the intangible asset was amortized and subsequently fully impaired during the year ended December 31, 2012. Accordingly, an adjustment was made to the unaudited pro forma condensed consolidated statement of operations to reverse the impairment charge of $1.4 million and reverse the amortization expense of $0.6 million for the year ended December 31, 2012, that would not have been recognized if the intangible assets had never existed. No adjustment was necessary for the three month period ended March 31, 2013.

g.

Tax Effect - Certain relevant adjustments to ITS Holdings’ statement of operations were income tax-effected using the applicable statutory tax rate of approximately 24 percent for the year ended December 31, 2012 and the three months ended March 31, 2013 and resulted in an income tax expense increase of $0.5 million for the year ended December 31, 2012. No adjustment was required for the three months ended March 31, 2013.

h.	To record the March 31, 2013 accumulated deficit impact of adjustments recorded to convert ITS Holdings’ financial statements from IFRS to U.S. GAAP (in thousands):

Current period income impact of March 31, 2013 adjustments	$1,118
Current period dividend impact to accumulated deficit from adjustment 3(c) above	(1,455)
Adjustments impacting accumulated deficit prior to January 1, 2013:
To record the beginning accumulated deficit impact of adjustment 3(a) above	665
To record the beginning accumulated deficit impact of adjustment 3(b) above	1,017
To record the beginning accumulated deficit impact of adjustment 3(c) above	8,224
To record the beginning accumulated deficit impact of adjustment 3(d) above	430

Total adjustments to Accumulated deficit	$9,999

i.	The interest expense adjustments to reflect the decrease in interest expense resulting from the paragraphs above was:

	For the year ended December 31, 2012	For the three months ended March 31, 2013
Adjustment 3(b) above	$603	$(199)
Adjustment 3(c) above	10,604	1,498

Total impact to Interest expense, net	$11,207	$1,299

4. Adjustments for ITS Entities and Operations Not Acquired

The Parker Parties did not acquire certain entities or geographic operations of ITS Holdings reflected in the historical financial information of ITS Holdings. These entities or operations were related to the operations in Iran, Sudan, Peru, Ecuador, Venezuela, Pakistan, Cyprus, Spain, and Brazil, and certain non-core operations in the U.S. that were sold as part of another transaction prior to the Acquisition. The UK holding company that held ITS Holdings’ capital shares, debt and debt related accounts was also not acquired. Accordingly, adjustments have been made to remove the net assets and results of operations, as well as impairment and restructuring charges, attributable to these entities so as to reflect the assets acquired and liabilities assumed by Parker Drilling.

5. Purchase Price Allocation

The total purchase price of the acquisition was $125.0 million. The purchase consideration was comprised of $101.0 million of cash paid at closing and $24.0 million of cash deposited in escrow. Of the $24.0 million deposited in escrow, $5.0 million is contingent consideration. The total purchase consideration of $125.0 million was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as if the Acquisition took place on March 31, 2013. The information below represents the preliminary purchase price allocation of ITS (in thousands):

Cash paid to, or on behalf of, ITS and its equity holders	$101,000
Cash deposited in escrow	19,000
Fair value of contingent consideration deposited in escrow for assets not acquired (1)	5,000

Total purchase consideration	125,000

Working capital excluding Rig material and supplies	20,824
Rig material and supplies	10,087
Property, plant and equipment	79,176
Investment in joint venture	4,023
Other noncurrent assets	2,092

Total tangible assets	116,202

Deferred income tax assets	6,412
Trade name, developed technology, and customer relationship	10,000
Indefinite-lived intangible assets	200

Total assets acquired	$132,814

Less: Other liabilities assumed	(790)
Less: Non-current deferred income tax liabilities	(2,665)

Net assets acquired	$129,359

Less: Noncontrolling interest	(4,359)

Goodwill	$-

(1)

Based on the terms of the terms of the Agreement, $5.0 million of the $24.0 million in escrow to be paid to the Seller (ITS Holdings) is contingent upon certain future liabilities that could become due by ITS in certain jurisdictions. Any payments in relation to these liabilities will be deducted from the $5.0 million escrow amount and the net balance of the escrow will be paid to the Seller. The estimated fair value of the consideration in escrow related to these liabilities is $5.0 million. Although not expected, Parker could be responsible for these liabilities should they be greater than the $5.0 million in escrow.

The preliminary allocation of the purchase consideration is based on management’s estimates, judgments and assumptions. These estimates, judgments and assumptions are subject to change upon final valuation and should be treated as preliminary values. Management estimated that the fair value of the net assets acquired less noncontrolling interest equals consideration paid. Therefore, there was no goodwill recorded. The final allocation of consideration will include changes in (1) amounts deposited in escrow, (2) estimated fair values of property and equipment, (3) allocations to intangible assets and liabilities, (4) changes in contingent consideration, and (5) other assets and liabilities.

6. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet and statements of operations are as follows:

(a)	Fair Value Adjustments –

Adjustments to record Property, plant and equipment, net and Intangible assets at fair value and the associated impact to deferred income tax assets as presented in note 5 above.

The adjustment to Goodwill of approximately $6.5 million represents the removal of the historical basis. No goodwill was recorded in this transaction as the preliminary purchase price did not exceed the fair value of the net assets acquired.

The adjustment to Noncontrolling interest to reflect an approximate $0.7 million increase in the fair value of two joint ventures in which ITS had a controlling interest.

The adjustment to Other long-term liabilities to reflect an approximate $.6 million increase in income tax liabilities related to the Acquisition.

(b)	Cash Consideration and Financing of the Acquisition –

Adjustments to cash to record: 1) the initial cash consideration paid to ITS of $101.0 million, 2) the $24.0 million consideration deposited in escrow, 3) the issuance of long-term debt for an aggregate principal amount of $125.0 million to fund the Acquisition, and 4) the debt issuance costs of approximately $5.2 million.

The following table calculates the pro forma adjustments presented related to the cash consideration and financing of the ITS acquisition (in thousands):

	Cash increase/(decrease)	Other noncurrent assets increase/(decrease)	Long-term debt increase/(decrease)
Cash paid for ITS including amount deposited in escrow	$(125,000)	$-	$-
Issuance of long-term debt	125,000	-	125,000
Payment of debt issuance costs	(5,200)	5,200	-

Total pro forma adjustments	$(5,200)	$5,200	$125,000

(c)	Adjustment to beginning accumulated deficit of Parker Drilling for the additional unrecorded amount of estimated transaction costs of approximately $10.0 million associated with the Acquisition.

(d)	Adjustment to eliminate the historical ITS accumulated deficit account.

(e)

Reversal of estimated professional fees and other non-recurring transaction costs incurred associated with the Acquisition of approximately $3.0 million recorded in the historical statement of operations of Parker Drilling for the three months ended March 31, 2013. No adjustment is required for the year ended December 31, 2012.

(f)

Reduction in depreciation expense resulting from the purchase price adjustment to property, plant and equipment by $11.7 million and $2.0 million for the year ended December 31, 2012 and for the three months ended March 31, 2013, respectively. The depreciation expense was calculated based on the estimated fair value of ITS’ fixed assets at acquisition using estimated average remaining useful lives consistent with Parker Drilling’s policies. Depreciable lives for different categories of property, plant and equipment are as follows:

Land drilling equipment	3 to 20 years
Barge drilling equipment	3 to 20 years
Drill pipe, rental tools and other	4 to 7 years
Buildings and improvements	15 to 30 years

(g)

Recording amortization expense on the estimated fair value of ITS’ intangible assets in the amount of $3.1 million and $0.8 million for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively, at acquisition using an estimated average remaining useful life of 3 years.

(h)

Recording estimated interest expense, of $8.1 million for the year ended December 31, 2012 and $2.1 million for the three months ended March 31, 2013, on new long-term unsecured borrowings of $125.0 million at an average interest rate of 6.5 percent and associated estimated amortization of deferred financing cost of $0.9 million for the year ended December 31, 2012 and $0.2 million for the three months ended March 31, 2013.

(i)

Includes adjustment of income taxes for the items described in notes (e) through (h), above, using an estimated aggregate of statutory income tax rate of the jurisdictions for which the above adjustments relate. Using this method, the estimated aggregate income tax rate used is 35 percent for the year ended December 31, 2012 and for the three months ended March 31, 2013.

(j)

Pro forma earnings per share for the year ended December 31, 2012 is calculated using the net loss of approximately $14.7 million which includes loss from discontinued operations and noncontrolling interest of approximately $1.5 million.